Exhibit 99.1

Calyxt Reports First Quarter 2021 Financial Results

Early-Stage Validation that Next Generation Premium Soybean Product Performance is Best-in-Class for High Oleic, Ultra-Low Linolenic Profile

Successful Transformation of Hemp Genome Enables Step Change in Calyxt’s Innovation Approaches in the Species

Promoted Sarah Reiter to the newly created role of Chief Business Officer

Scientific Advisory Board Formed, Diverse Scientific Expertise, and Proprietary Insights to Support Company Growth

Management to Host Conference Call Today at 4:30 p.m. ET

Roseville, MN – May 5, 2021 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, today announced financial results for its first quarter ended March 31, 2021.

“The first several months of 2021 included several exciting developments in our laboratories, the promotion of Sarah Reiter to Chief Business Officer, and the formation of our Scientific Advisory Board, with the scientific and technical expertise to guide us through the evolution of plant-based technology,” said Yves Ribeill, Ph.D., Executive Chair. “We also continued to execute on products in our development pipeline. I am especially pleased that our HOLL soybean received favorable testing results on the fatty acid profile of the product. Also, we successfully transformed the hemp genome, enabling future advancements like trait delivery, gene editing, and advanced plant breeding,” noted Dr. Ribeill.

Our key accomplishments include:

•

Completed preliminary composition analysis that validates Calyxt’s next generation soybean product has a high oleic and ultra-low linolenic (HOLL) fatty acid profile that is best-in-class in the premium oil segment. Calyxt intends to partner with elite soybean companies to bring this trait to market as a compelling alternative to commodity soybean and other premium oils.

•

Calyxt successfully transformed the hemp genome, demonstrating the ability to engineer the hemp genome in a manner that can be used to unlock capabilities in order to selectively breed and deliver improvements in hemp traits. The ability to transform hemp will enable further advancements, including trait delivery, gene editing, and advanced plant breeding, and is expected to accelerate hemp variety development. Calyxt can now deliver traits that benefit both growers and consumers who are increasingly looking for plant-based and sustainable foods, materials, cosmeceuticals, nutraceuticals and more.

•	Executed new seed sale agreement with an affiliate of a grain customer, a continuation of the relationship established through their purchases of grain.

•	Sold more than 50 percent of the 2020 grain crop to Archer Daniels Midland (ADM), with the remaining grain projected to be sold throughout 2021.

•

Promoted Sarah Reiter to the newly created role of Chief Business Officer, effective May 1, 2021. In this role Ms. Reiter will be responsible for all commercial activities of the company including finding partners for the development and commercialization of our traits and products, and she will also be responsible for communications activities, including corporate communications, public relations, and product marketing.

•

Appointed world-renowned plant-biochemistry experts to new Scientific Advisory Board (SAB) chaired by Calyxt Co-Founder Dan Voytas, Ph.D.  Appointees include Anne Osbourn, Ph.D., Group Leader at the John Innes Center; Elizabeth Sattely, Ph.D., HHMI Investigator and Associate Professor of Chemical Engineering at Stanford University; and Paul Bernasconi, Ph.D., Former Global Function Head for Molecular Biology at BASF Biosciences. The SAB will focus on the identification of high value plant-derived products for development and commercialization using Calyxt’s proprietary innovation platform.

Current Development Pipeline

Calyxt has eight projects in later-stage development, including two in Phase 3, as follows:

PRODUCT[1]	DEVELOPMENT PHASE	CROP	TARGET COMMERCIAL PLANTING YEAR
Improved Digestibility	Phase 3	Alfalfa	2021
High Fiber	Phase 3	Wheat	2023
High Oleic, Low Linolenic (HOLL)	Phase 2	Soybean	2023
Marketable Yield	Phase 1	Hemp	2023
Low THC for Food, Fiber, & Nutraceutical	Phase 1	Hemp	2024
Winter (Cold Tolerant)	Phase 1	Oat	2026
High Saturated Fat	Phase 1	Soybean	2026
Enhanced Protein Flavor	Phase 1	Soybean	2027

1 The agronomic and functional quality of our product candidates and the timing of development are subject to a variety of factors and risks, which are described in our filings with the Securities and Exchange Commission.

During the quarter Calyxt stopped development of its improved oil HOLL product, which was being developed with a target of higher HOLL oil content that was intended to reduce costs per pound of oil under its prior go-to-market strategy. During the quarter, Calyxt also determined to pursue trait development and licensing arrangements as its baseline go-to-market strategy. While Calyxt will opportunistically engage in seed sale arrangements, its intention is to license all products under development as traits. Calyxt intends to move its current high oleic soybean product to this go-to-market strategy in 2022 and is currently in discussions with potential licensors. This transition further reduces Calyxt’s capital requirements for these products and is expected to deliver high margin royalty revenue streams when those traits are commercialized by the licensors in future years.

“Our R&D team continues to innovate by identifying and unlocking high value plant-based products and metabolites through the use of Calyxt’s proprietary systems and advanced analytics platforms that build upon the learnings from our first edited product,” said Dr. Ribeill. “The early-stage validation of Calyxt’s best-in-class HOLL marks an exciting development in our ability to quickly discover, understand and harness the potential of complex plant biological pathways to deliver the next generation of plant-based solutions. The successful transformation of the hemp genome is a major accomplishment, and it opens the door for rapid plant breeding advancements that may contribute to the establishment of hemp as a broad acre crop. We look forward to sharing more about these advancements later this year.”

First Quarter Financial Highlights

•

Revenue was $4.4 million in the first quarter of 2021, an increase of $2.0 million, or 85 percent, from the first quarter of 2020. The increase was driven by sales of a portion of the 2020 grain crop as compared to the first quarter of 2020, when we were selling soybean oil and meal. As of March 31, 2021, we had sold over 50 percent of the 2020 grain crop.

•

Cost of goods sold were $6.7 million in the first quarter of 2021, an increase of $2.9 million, or 74 percent, from the first quarter of 2020. The increase was driven by higher volumes of product sold, higher average prices paid for grain as a result of increases in commodity market prices for soybeans, and $0.2 million of unrealized commodity derivative losses from hedging contracts sold to convert our fixed price grain inventory and fixed price forward purchase contracts to floating prices to link them to market, consistent with how we expect to sell the grain. These increases were partially offset by the benefits resulting from the advancement of our soybean product line go-to-market strategy.

•

Gross margin was negative $2.3 million, or negative 53 percent, in the first quarter of 2021, compared to negative $1.5 million, or negative 63 percent, in the first quarter of 2020. The decrease was driven by the factors described above with respect to cost of goods sold.

Adjusted gross margin, a non-GAAP measure, was negative $1.3 million, or negative 31 percent, in the first quarter of 2021, compared to negative $1.2 million, or negative 49 percent, in the first quarter of 2020. The improvement on a percentage basis was driven by benefits resulting from the advancement of our soybean product line go-to-market strategy.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted gross margin and a reconciliation of gross margin, the most comparable GAAP measure, to adjusted gross margin.

•

Total operating expenses were $7.3 million in the first quarter of 2021, a decrease of $1.8 million, or 20 percent, from $9.1 million in the first quarter of 2020. The decrease was driven by lower personnel costs as a result of cost reductions following the advancement of the go-to-market strategy for our soybean product line as well as other reductions in cash expenses from the first quarter of 2020.

•

Net loss was $10.0 million in the first quarter of 2021, an improvement of $1.0 million, or nine percent, from the first quarter of 2020. The improvement in net loss was driven by $2.7 million of lower non-cash stock compensation expenses as a result of recapture of non-cash stock compensation expense from the forfeiture of unvested stock awards, partially offset by a $2.4 million increase in Section 16 officer transition expenses and a $0.8 million decrease in gross margin. Net loss per share was $0.27 in the first quarter of 2021, an improvement of $0.07 per share, or 21 percent, from the first quarter of 2020. The improvement in net loss per share was driven by the change in net loss.

Adjusted net loss was $8.8 million in the first quarter of 2021, an improvement of $2.0 million, or 18 percent, from the first quarter of 2020. The improvement in adjusted net loss was driven by the benefits resulting from the advancement of our soybean product line go-to-market strategy and other reductions in operating expenses. Adjusted net loss per share was $0.24 in the first quarter of 2021, an improvement of $0.09 per share, or 27 percent, from the first quarter of 2020. The improvement in adjusted net loss per share was driven by the change in adjusted net loss.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted net loss and adjusted net loss per share, and reconciliations of net loss and net loss per share, the most comparable GAAP measures, to adjusted net loss and adjusted net loss per share.

•

Adjusted EBITDA loss was $6.8 million in the first quarter of 2021, an improvement of $1.4 million, or 17 percent, from the first quarter of 2020. The improvement was driven by the benefits resulting from the advancement of our soybean product line go-to-market strategy and other reductions in operating expenses.

See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA.

•	Net cash used was $0.9 million in the first quarter of 2021, an improvement of $50.3 million, from net cash used of $ 51.2 million in the first quarter of 2020. The improvement was driven by changes in purchases and sales of short-term investments of $47.3 million and a $2.8 million improvement in net cash used by operating activities, primarily the result of the improvements in net loss and working capital. In the first quarter of 2020, Calyxt invested cash and cash equivalents in short-term investments to diversify counterparty credit risk.

•	Cash, cash equivalents, short-term investments, and restricted cash totaled $20.4 million as of March 31, 2021.

CFO Summary

“From a cash perspective, the first quarter of 2021 was highlighted by the significant progress we made selling grain, managing grower deliveries to best match demand, and reducing operating expenses below last year and staying on track to achieve our cash operating expense annual target of $25 million or less. We believe these actions will be enough to fund our operations for at least the next twelve months and into the second half of 2022,” said Bill Koschak, Calyxt Chief Financial Officer.

First Quarter 2021 Results Conference Call

Executive Chair Yves Ribeill, Ph.D. and Chief Financial Officer Bill Koschak will host a conference call discussing Calyxt’s results for the first quarter of 2021, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website here.

To access the call, please use the following information:

Date:	Thursday, May 6, 2021
Time:	4:30 p.m. EST, 1:30 p.m. PST
Toll Free dial-in number:	1-877-407-0789
Toll/International dial-in number:	1-201-689-8562
Conference ID:	13715392

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please contact MZ Group at +1 (949) 491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=143127 and via the investor relations section of Calyxt’s website here.

A replay of the call will be available for one month following the conference.

Toll Free Replay Number:	1-844-512-2921
International Replay Number:	1-412-317-6671
Replay ID:	13715392

About Calyxt:

Calyxt (NASDAQ: CLXT), based in Roseville, Minnesota, is a technology company with a mission to deliver plant-based innovations for a better world. Founded in 2010, Calyxt uses its proprietary TALEN® gene editing technology to work with world-class partners to revolutionize the way the world uses plants to solve problems. For further information, please visit our website at www.calyxt.com.

Calyxt Media Contact:

Patrick Milan, Chief Insights Officer

TUNHEIM

(612) 695-1369

media@calyxt.com

Calyxt Investor Relations Contact:
Chris Tyson, Managing Director

MZ Group – MZ North America
(949) 491-8235

CLXT@mzgroup.us

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement our audited financial results prepared in accordance with GAAP, we have prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to our financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding our business.

We present adjusted gross margin, non-GAAP measure that excludes the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold,  and excludes the impact of any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold.

We provide in the table below a reconciliation of gross margin, which is the most directly comparable GAAP financial measure, to adjusted gross margin. We provide adjusted gross margin because we believe that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of our gross margins and financial performance.

The table below presents a reconciliation of gross margin to adjusted gross margin:

	Three Months Ended March 31,
In Thousands	2021	2020
Gross margin (GAAP measure)	$(2,343)	$(1,507)
Gross margin percentage	(53)%	(63)%
Non-GAAP adjustments:
Unrealized mark-to-market loss	211	—
Net realizable value adjustment to inventories	787	334
Adjusted gross margin	$(1,345)	$(1,173)
Adjusted gross margin percentage	(31)%	(49)%

We present adjusted net loss, a non-GAAP measure, and define it as net loss excluding the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold, any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold, Section 16 officer transition expenses, the recapture of non-cash stock compensation expense primarily associated with Section 16 officers, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

We provide in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted net loss. We provide adjusted net loss because we believe that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of our net losses and financial performance.

The table below presents a reconciliation of net loss to adjusted net loss:

	Three Months Ended March 31,
In Thousands	2021	2020
Net loss (GAAP measure)	$(10,028)	$(11,063)
Non-GAAP adjustments:
Unrealized mark-to-market loss	211	—
Net realizable value adjustment to inventories	787	334
Section 16 officer transition expenses	2,721	360
Recapture of non-cash stock compensation	(2,540)	(471)
Non-operating expenses	1	11
Adjusted net loss	$(8,848)	$(10,829)

We present adjusted net loss per share, a non-GAAP measure, and define it as net loss per share excluding the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold, any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold, Section 16 officer transition expenses, the recapture of non-cash stock compensation expense primarily associated with Section 16 officers, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

We provide in the table below a reconciliation of net loss per share, which is the most directly comparable GAAP financial measure, to adjusted net loss per share. We provide adjusted net loss per share because we believe that this non-GAAP financial metric provides investors with useful supplemental information at this stage of commercialization as the amounts being adjusted affect the period-to-period comparability of our net losses per share and financial performance.

The table below presents a reconciliation of net loss per share to adjusted net loss per share:

	Three Months Ended March 31,
	2021	2020
Net loss per share (GAAP measure)	$(0.27)	$(0.34)
Non-GAAP adjustments:
Unrealized mark-to-market loss	0.01	—
Net realizable value adjustment to inventories	0.02	0.01
Section 16 officer transition expenses	0.07	0.01
Recapture of non-cash stock compensation	(0.07)	(0.01)
Non-operating expenses	—	—
Adjusted net loss per share	$(0.24)	$(0.33)

We present adjusted EBITDA, a non-GAAP measure, and define it as net loss excluding interest, net, depreciation and amortization expenses, stock-based compensation expenses including the recapture of non-cash stock compensation expense primarily associated with Section 16 officers, the effects of commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price Forward Purchase Contracts as the expected impact from these contracts will be fully offset when the underlying grain is sold, any net realizable value adjustments to inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold, Section 16 officer transition expenses, and non-operating expenses, which are primarily gains and losses on foreign exchange transactions and losses on the disposals of land, buildings, and equipment.

We provide in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted EBITDA. Because adjusted EBITDA excludes non-cash items and discrete or infrequently occurring items, we believe that adjusted EBITDA provides investors with useful supplemental information about the operational performance of our business and facilitates the period-to-period comparability of our financial results where certain items may vary significantly independent of our business performance.

The table below presents a reconciliation of net loss to adjusted EBITDA:

	Three Months Ended March 31,
In Thousands	2021	2020
Net loss (GAAP measure)	$(10,028)	$(11,063)
Non-GAAP adjustments:
Interest, net	346	398
Depreciation and amortization expenses	585	452
Stock-based compensation expenses	(1,450)	1,271
Unrealized mark-to-market loss	211	—
Net realizable value adjustment to inventories	787	334
Section 16 officer transition expenses	2,721	360
Non-operating expenses	1	11
Adjusted EBITDA	$(6,827)	$(8,237)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “targets,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” or the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the potential impact of the COVID-19 pandemic on our business and operating results; our future financial performance; product pipeline and development; our business model and principal strategy for commercialization and sales of commercial products; regulatory progression; potential collaborations, partnerships and licensing arrangements and their contribution to our financial results, cash usage, and growth strategies; and anticipated trends in our business. These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives and intentions and premised on current assumptions. Our actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition; disruptions at our or our collaborators’ key facilities; changes in customer preferences and market acceptance of our or our partners’ products; competition for collaboration partners and licensees and the successful execution of collaborations and licensing agreements; the impact of adverse events during development, including unsuccessful field trials or development trials or disruptions in seed production; the impact of improper handling of our product candidates by unaffiliated third parties during development, such as the improper aerial spraying of our high fiber wheat product candidate; failures by third-party contractors; inaccurate demand forecasting; the effectiveness of commercialization efforts by commercial partners or licensees; our ability to make grain sales on terms acceptable to us; the timing of our grain sales; our ability to collect accounts receivable; disruptions to supply chains, including transportation and storage functions; commodity price conditions; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings on Form 10-Q or Form 8-K with the U.S. Securities and Exchange Commission. Any forward-looking statements made by us are based only on information currently available to us when, and speaks only as of the date, such statement is made. Except as otherwise required by securities and other applicable laws we do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	March 31, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$16,386	$17,299
Short-term investments	3,045	11,698
Restricted cash	393	393
Accounts receivable	1,354	4,887
Inventory	4,532	1,383
Prepaid expenses and other current assets	3,347	3,930
Total current assets	29,057	39,590
Non-current restricted cash	597	597
Land, buildings, and equipment	22,549	22,860
Other non-current assets	225	280
Total assets	$52,428	$63,327
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$959	$929
Accrued expenses	3,058	2,891
Accrued compensation	1,764	1,950
Due to related parties	114	766
Current portion of financing lease obligations	372	364
Other current liabilities	45	45
Total current liabilities	6,312	6,945
Financing lease obligations	17,780	17,876
Long-term debt	1,518	1,518
Other non-current liabilities	1,213	113
Total liabilities	26,823	26,452
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 37,263,339 shares issued and 37,163,187 shares outstanding as of March 31, 2021, and 37,165,196 shares issued and 37,065,044 shares outstanding as of December 31, 2020	4	4
Additional paid-in capital	203,565	204,807
Common stock in treasury, at cost; 100,152 shares as of March 31, 2021, and December 31, 2020	(1,043)	(1,043)
Accumulated deficit	(176,921)	(166,893)
Total stockholders’ equity	25,605	36,875
Total liabilities and stockholders’ equity	$52,428	$63,327

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three Months Ended March 31,
	2021	2020
Revenue	$4,402	$2,377
Cost of goods sold	6,745	3,884
Gross margin	(2,343)	(1,507)
Operating expenses:
Research and development	3,050	2,787
Selling, general, and administrative	4,258	6,298
Management fees and royalties	30	62
Total operating expenses	7,338	9,147
Loss from operations	(9,681)	(10,654)
Interest, net	(346)	(398)
Non-operating expenses	(1)	(11)
Loss before income taxes	(10,028)	(11,063)
Income taxes	—	—
Net loss	$(10,028)	$(11,063)
Basic and diluted net loss per share	$(0.27)	$(0.34)
Weighted average shares outstanding - basic and diluted	37,136,338	32,988,141

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in Thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(10,028)	$(11,063)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	585	452
Stock-based compensation	(1,450)	1,271
Changes in operating assets and liabilities:
Accounts receivable	3,533	281
Due to/from related parties	(652)	(430)
Inventory	(3,149)	(604)
Prepaid expenses and other current assets	583	(786)
Accounts payable	30	8
Accrued expenses	167	(451)
Accrued compensation	(186)	(818)
Other non-current liabilities	1,100	(9)
Other	50	(89)
Net cash used by operating activities	(9,417)	(12,238)
Investing activities
Sales and (purchases) of short-term investments, net	8,653	(38,620)
Purchases of land, buildings, and equipment	(269)	(317)
Net cash provided by (used by) investing activities	8,384	(38,937)
Financing activities
Repayments of financing lease obligations	(88)	(45)
Proceeds from the exercise of stock options	208	—
Net cash provided by (used by) financing activities	120	(45)
Net decrease in cash, cash equivalents, and restricted cash	(913)	(51,220)
Cash, cash equivalents, and restricted cash - beginning of period	18,289	60,038
Cash, cash equivalents, and restricted cash – end of period	$17,376	$8,818